Exhibit 99.1

     DXP Enterprises Announces Improved Second Quarter Results


    HOUSTON--(BUSINESS WIRE)--Aug. 7, 2003--DXP Enterprises Inc. (Nasdaq:DXPE) today announced second quarter 2003 net income of $0.4 million, or earnings per share of $0.10 on a diluted basis, compared to net income of $0.4 million or $0.09 per diluted share for the second quarter of 2002. Revenues for the quarter increased to $37.8 million from $37.2 million for the second quarter of last year. Increased sales of pump products account for the increase.
    Year-to-date earnings as of June 30, 2003 were $0.9 million or $0.20 per diluted share, compared to $0.8 million or $0.17 per diluted share before the effect of a change in accounting principle for the six months ended June 30, 2002.
    "I am pleased that sales for the second quarter and second half increased over 2002 levels," said David R. Little, chairman and chief executive officer. "We are aggressively working to increase sales."
    "The Company's bank has provided additional operational flexibility by reducing interest rates and extending the maturity of our credit facility. The expiration date of the facility, which has a borrowing capacity of $30 million has been extended two years to April 1, 2006," stated Mac McConnell, chief financial officer.
    In July 2001, new standards were issued relating to accounting for goodwill. These standards took effect for the Company on Jan. 1, 2002. As result of these new standards the Company recorded a transitional impairment loss of $2.5 million before income taxes ($1.7 million after income taxes). This charge was reported as a cumulative effect of a change in accounting principle in the first quarter of 2002.
    DXP Enterprises Inc., based in Houston, is a leading distributor of products and services for industrial maintenance, repair, operations and capital equipment projects, and provides engineering expertise and logistics capabilities to industrial customers. DXP also provides fluid handling equipment, bearings, power transmission equipment, general mill supplies, safety supplies and electrical products to customers in the general manufacturing, energy, petrochemical, service and repair, and wood products industries.
    The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.



       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   THREE MONTHS ENDED SIX MONTHS ENDED
                                   -----------------------------------
                                       JUNE 30,          JUNE 30,
                                   ----------------- -----------------
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------
Sales                              $37,766  $37,159  $75,227  $74,762
Cost of sales                       28,226   27,558   56,201   55,534
                                   -------- -------- -------- --------
Gross profit                         9,540    9,601   19,026   19,228
Selling, general and administrative
 expense                             8,508    8,545   16,922   17,147
                                   -------- -------- -------- --------
Operating income                     1,032    1,056    2,104    2,081
Other income                            15       18       37       49
Interest expense                      (327)    (437)    (670)    (856)
                                   -------- -------- -------- --------
Income before income taxes             720      637    1,471    1,274
Provision for income taxes             275      238      558      509
                                   -------- -------- -------- --------
Net income before cumulative effect
 of a change in accounting
 principle                             445      399      913      765
Cumulative effect of a change in
 accounting principle                   --       --       --   (1,729)
                                   -----------------------------------
Net income (loss)                     $445     $399     $913    $(964)
                                   ===================================

Per share and share amounts before
 cumulative effect of a change
 in accounting principle
    Basic earnings per common share  $0.10    $0.09    $0.21    $0.18
                                   ======== ======== ======== ========
    Common shares outstanding        4,072    4,072    4,072    4,072
                                   ======== ======== ======== ========
    Diluted earnings per share       $0.10    $0.09    $0.20    $0.17
                                   ======== ======== ======== ========
    Common and common equivalent
     shares outstanding              4,643    4,572    4,591    4,560
                                   ======== ======== ======== ========
Cumulative effect of a change in
 accounting principle per share
 - basic and diluted                    --       --       --   $(0.42)
                                   ======== ======== ======== ========
Basic income (loss) per share        $0.10    $0.09    $0.21   $(0.25)
                                   ======== ======== ======== ========
Common shares outstanding            4,072    4,072    4,072    4,072
                                   ======== ======== ======== ========
Diluted income (loss) per share      $0.10    $0.09    $0.20   $(0.25)
                                   ======== ======== ======== ========
Common and common equivalent shares
 outstanding                         4,643    4,572    4,591    4,072
                                   ======== ======== ======== ========



    CONTACT: DXP Enterprises Inc., Houston
             Mac McConnell, 713-996-4700
             www.dxpe.com